EXHIBIT 4.2

                        INCENTIVE AND NON-QUALIFIED
                             STOCK OPTION PLAN


                                 ARTICLE I
                                  PURPOSE

This 1994 STOCK OPTION PLAN (the "Plan") is intended as an incentive to improve the performance and encourage the continued employment of eligible employees of CorNet International Ltd. (the "Company") participating in the Plan, by means of increasing their proprietary interest in the Company's long-term success through stock ownership and by affording them the opportunity for additional compensation related to the value of the Company's stock.

      The word "Company", when used in the Plan with reference to employment, shall include subsidiaries of the Company, within the meaning of Section 425(f) of the internal Revenue Code of 1986, as it may be amended from time to time (the "Code").

      It is intended that certain options granted under the Plan will qualify as "incentive stock options" under Section 422A of the Code.

                                 ARTICLE II
                               ADMINISTRATION

      The Plan shall be administered by a Stock Option Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") from among its members and shall consist of not less than three members thereof who are (and shall remain Committee members only so long as they remain) "disinterested persons" as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act")

      Subject to the provisions of the Plan, the Committee shall have sole authority in its absolute discretion: (a), to determine which of the eligible employees of the Company shall be granted options; (b) to authorize the granting of both incentive stock options and nonqualified stock options; (c) to determine the times when options shall be granted and the number of shares to be subject to options; (d) to determine the option price of the shares subject to each option, which price shall be not less than the minimum specified in ARTICLE V hereof, (e) to determinations the time or times when each option becomes exercisable, the duration of the exercise period and any other restrictions on the exercise of options issued hereunder; (f) to prescribe the form or forms of the option agreements under the Plan (which forms shall be consistent with the terms of the Plan but need not be identical and may contain such terms as the Committee may deem appropriate to carry out the purposes of the Plan, the rules and regulations and the option agreements under the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan. AR decisions, determinations and interpretations of the Committee shall be final and binding on all optionees.

                                ARTICLE III
                                   STOCK

      The stock to be subject to options granted under the Plan shall be shares of authorized but unissued Common Stock of the company or previously issued shares of Common Stock reacquired by the Company and held in its treasury (the "Stock"). Under the Plan the total number of shares of Stock which may be purchased pursuant to options granted hereunder shall not exceed in the aggregate, One Hundred and Fifty Thousand, (150,000) shares, except as such number of shares shall be adjusted in accordance with the provisions of ARTICLE X hereof.

      The number of shares of Stock available for grant of options under the Plan shall be decreased by the sum of the number of shares with respect to which options have been issued and are then outstanding and the number of shares issued upon exercise of options. In the event that any outstanding option under the Plan for any reason expires, is terminated or is canceled prior to the end of the period during which options may be granted, the shares of Stock called for by the unexercised portion of such option may again be subject to an option under the Plan.

                                 ARTICLE IV
                        ELIGIBILITY OF PARTICIPANTS

      Any person regularly employed by the Company on a full-time, salaried basis, including officers and other key employees of the Company (but excluding any person who is a member of the Committee), shall be eligible to participate in the Plan.

                                 ARTICLE V
                                OPTION PRICE

      The option price of each option granted under the Plan shall be determined by the Committee; provided, however, that in the case of each incentive stock option granted under the Plan, the option price shall not be less than the fair market value of the shares at the time the option was granted. In no event shall the option price of any option be less than the par value per share of Stock on the date an option is granted.

      If the Company's Common Stock is quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the fair market value shall be deemed to be the mean between the last quoted bid and asked prices on NASDAQ on the date immediately preceding the date on which the option is granted, or if not quoted on that day, then on the last preceding date on which such stock is quoted. If the Company's Common Stock is listed on one or more national securities exchanges, the fair market value shall be deemed to be the mean between the highest and lowest sale prices reported on the principal national securities exchange on which such stock is listed and traded on the date immediately preceding the date on which the option is granted, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported. If the Company's Common Stock is not quoted on NASDAQ or listed on an exchange, or representative quotes are not otherwise available, the fair market value of the Stock shall mean the amount determined by the Committee to be the fair market value, based upon a good faith attempt to value the Stock accurately and computed in accordance with applicable regulations of the Internal Revenue Service.

                                 ARTICLE VI
                       EXERCISE AND TERMS OF OPTIONS

      The Committee shall determine the dates after which options may be exercised, in whole or in part. If an option is exercisable in installments, then the portions of the option which are exercisable but are not exercised, shall remain exercisable.

      Any other provision of the Plan notwithstanding and subject to
ARTICLE VII hereof , no option which is an incentive stock option shall be exercised after a date which is five years from the date of grant of such option ("Termination Date") .

                                ARTICLE VII
                      SPECIAL PROVISIONS APPLICABLE TO
                        INCENTIVE STOCK OPTIONS ONLY

      With respect to incentive stock options, the aggregate fair market value (determined at the time the option is granted) of the Stock with respect to which incentive stock options may be exercisable for the first time by an optionee during any calendar year (under the Plan and any other stock option plan of the Company and any parent or subsidiary thereof) shall not exceed $100,000.

      No incentive stock option may be granted to an individual who, at the time the option is granted, owns directly, or indirectly within the meaning of Section 425(d) of the Code, stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such option (i) has an option price of at leas 1 10 percent of the fair market value of the Stock on the date of the grant of such option; and (ii) such option cannot be exercised more than five years after the date it is granted.

                                ARTICLE VIII
                             PAYMENT FOR SHARES

      Payment for shares of Stock acquired pursuant to an option granted hereunder shall be made in full upon the exercise of the option, by a check payable to the order of the Company.

                                 ARTICLE IX
                NON-TRANSFERABILITY OF OPTION RIGHTS

      No option shall be transferable, except by will or the laws of descent and distribution. During the lifetime of the optionee, the option shall be exercisable only by the optionee.

                                 ARTICLE X
                      ADJUSTMENT FOR RECAPITALIZATION,
                                MERGER, ETC.

      The aggregate number of shares of Stock which may be purchased or acquired pursuant to options granted hereunder, the number of shares of Stock covered by each outstanding option and the price per share thereof in each such option, shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Stock resulting from a stock split or other subdivision or consolidation of shares of Stock or for other capital adjustments or payments of stock dividends or distributions or other increase or decreases in the outstanding shares of Stock effected without receipt of consideration by the Company. Any adjustment shall be conclusively determined by the Committee.

      If the Company shall be the surviving corporation in any merger or reorganiza tion or other business combination, any option granted hereunder shall cover the securities or other property to which a holder of the number of shares of Stock covered by the unexercised portion of the option would have been entitled pursuant to the terms of the merger. Upon any merger or reorganization or other business combination in which the Company shall not be the surviving corporation, or a dissolution or liquidation of the Company, or a sale of all or substantially all of its assets, the Company shall pay to each optionee in cash, in exchange for the cancellation of any outstanding options of the optionee hereunder, an amount equal to the difference between the fair market value (on the date of the applicable corporate transaction) of the Stock subject to the unexercised portion of the option and the exercise price of such portion of the option. Notwithstanding the foregoing, in the event of such merger or other business combination or a sale of all or substantially all of the Company's assets, the surviving or resulting corporation, as the case may be, or any parent or acquiring corporation thereof, may grant substitute options to purchase its shares on such terms and conditions, both as to the number of shares and otherwise, which shall substantially preserve, in the good faith judgment of the Committee, the rights and benefits of any option then outstanding hereunder.

      Stock option agreements under the Plan may provide that upon stockholder approval of a merger, reorganization or other business combination, whether or not the Company is the surviving corporation, or a dissolution or liquidation of the Company or a sale of all or substantially all of its assets, all unmatured installments of the stock option shall vest and become immediately exercisable in full.

      The foregoing adjustments and the manner of application of the foregoing provisions, including the issuance of any substitute options, shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fraction share which might otherwise become subject to an option.

                                 ARTICLE XI
                      NO OBLIGATION TO EXERCISE OPTION

      Granting of an option shall impose no obligation on the recipient to exercise such option.

                                ARTICLE XII
                              USE OF PROCEEDS

      The proceed received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

                                ARTICLE XIII
                          RIGHTS AS A STOCKHOLDER

      An optionee or a transferee of an option shall have no rights as a stockholder with respect to any share covered by his option until such person shall have become the holder of record of such share, and such person shall not be entitled to any dividends or distributions or other rights in respect of such share for which the record date is prior to the date on which such person shall have become the holder of record thereof, except as otherwise provided in ARTICLE X.

                                ARTICLE XIV
                             EMPLOYMENT RIGHTS

      Nothing in the Plan or in any option granted hereunder shall confer on any optionee any right to continue in the employ of the Company, or to interfere in any way with the right of the Company to terminate the optionee's employment at any time.

                                 ARTICLE XV
                          COMPLIANCE WITH THE LAW

      The Company is relieved from any liability for the nonissuance or nontransfer or any delay in the issuance or transfer of any shares of Stock subject to options under the Plan which results from the inability of the Company to obtain, or any delay in obtaining, from any regulatory body having jurisdiction, all requisite authority to issue or transfer any such shares if counsel for the Company deems such authority necessary for lawful issuance or transfer thereof. Appropriate legends may be place on the Stock certificates evidencing shares issued upon exercise of options to reflect any transfer restrictions.

                                ARTICLE XVI
                          CANCELLATION OF OPTIONS

      The Committee, in its discretion, may, with the consent of any optionee, cancel any outstanding option hereunder.

                                ARTICLE XVII
               EFFECTIVE DATE; EXPIRATION DATE OF PLAN

      The Plan shall become effective upon adoption by the Company's Board of Directors. The expiration date of the Plan, after which no option may be granted hereunder, shall be the fifth anniversary of the adoption of the Plan by the Board of Directors.

                               ARTICLE XVIII
                    AMENDMENT OR DISCONTINUANCE OF PLAN

The Board may, without the consent of the optionees under the Plan, at any time terminate the Plan entirely and at any time or from time to time amend or modify the Plan; provided, however, that no such action shall adversely affect options thereto fore granted hereunder.